Exhibit 99.1

Plains All American Pipeline and Plains GP Holdings Announce

Transfer of Stock Exchange Listings to Nasdaq

Ticker symbols to remain “PAA” and “PAGP”

HOUSTON — December 1, 2020 — Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) (“Plains”) today announced plans to voluntarily transfer the stock exchange listings of their common equity securities from the New York Stock Exchange to The Nasdaq Global Select Market effective December 11, 2020 after market close. PAA common units and PAGP Class A shares will begin trading as Nasdaq-listed securities on December 14, 2020 under their existing ticker symbols.

“The transfer from NYSE to Nasdaq aligns with Plains’ ongoing commitment to reduce costs,” said Willie Chiang, Plains’ Chairman and CEO. “We thank the NYSE for their valued partnership with Plains for more than 20 years, and we look forward to our new relationship with Nasdaq.”

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”) and natural gas. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles more than 6 million barrels per day of crude oil and NGL in its Transportation segment. PAA is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas. More information is available at www.plainsallamerican.com.

Contact:

Roy Lamoreaux
Vice President, Investor Relations, Communications and Government Relations
(866) 809-1291

Brett Magill

Director, Investor Relations

(866) 809-1291